EXHIBIT 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Fourth Quarter and Year Ended December 29, 2013

Greenwood Village, CO — February 14, 2014 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 and 52 weeks ended December 29, 2013 compared to the 13 and 53 weeks ended December 30, 2012.

Financial Highlights

•                  Annual revenues exceeded $1.0 billion; fiscal year 2013 comparable sales grew 4.0%

•                  Fourth quarter revenues were $241.9 million, an increase of 0.5% (12 weeks compared to 13 weeks); comparable sales increased 3.7%

•                  Restaurant-level operating profit margin increased to 21.7% from 20.6% (See Schedule II)

•                  GAAP earnings per diluted share were $0.48 in the fourth quarter (12 weeks), compared to $0.45 a year ago (13 weeks)

•                  Adjusted earnings per diluted share were $0.62 in the fourth quarter (12 weeks) versus $0.59 (13 weeks) (See Schedule I)

Net income for the 12 weeks ended December 29, 2013 was $7.0 million compared to $6.5 million for the 13 weeks ended December 30, 2012. For the 52 weeks ended December 29, 2013, net income was $32.2 million compared to $28.3 million for the 53 weeks ended December 30, 2012.

For the 12 weeks in the 2013 fiscal fourth quarter, GAAP earnings per diluted share were $0.48 compared to $0.45 for the 13 weeks in the 2012 fourth quarter. Adjusted earnings per diluted share were $0.62 for the 12 weeks ended December 29, 2013 compared to $0.59 per diluted share for the 13 weeks ended December 30, 2012. The Company recorded an impairment charge and a non-recurring special bonus totaling $3.1 million in the fourth quarter of fiscal year 2013 while the 2012 fourth quarter was impacted by a $2.9 million debt refinancing charge.

GAAP earnings per diluted share for fiscal year 2013 were $2.22 compared to $1.93 in fiscal year 2012. On an adjusted basis, fiscal 2013 diluted earnings per share were $2.37 compared to $2.06 in the prior year. See Schedule I for a reconciliation of adjusted net income and earnings per share.

The 53rd week in fiscal year 2012 contributed an estimated $3.1 million to net income, or approximately $0.21 per diluted share.

“In 2013 we engaged our guests through new service and presentation, innovative new menu items, and targeted marketing efforts,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer. “Overall, we have made considerable progress in transforming our brand and improving our guest experience but remain mindful that there is still much to be done. 2014 will be a year of continued focus and execution across our engagement, efficiency, and expansion initiatives.”

Operating Results

Total Company revenues, which include Company-owned restaurant revenues and franchise royalties, increased 0.5% to $241.9 million for the 12 weeks ended December 29, 2013 from $240.7 million for the 13 weeks ended December 30, 2012. For the 52 weeks ended December 29, 2013, total Company revenues were $1.0 billion, an increase of $40.1 million, or 4.1%, over total revenues of $977.1 million for the 53 weeks ended December 30, 2012.

System-wide restaurant revenues for the 12 weeks ended December 29, 2013 totaled $325.3 million, compared to $326.8 million for the 13 weeks ended December 30, 2013 at constant currency rates. System-wide restaurant revenues for the 52 weeks ended December 29, 2013 increased 3.2 % to $1.4 billion, compared to $1.3 billion for the 53 weeks ended December 30, 2012.

Comparable restaurant revenues increased 3.7% in the fourth quarter of fiscal year 2013 compared to the prior fiscal year on a 12-week comparable basis. In the fourth quarter, guest counts decreased 1.4% while average guest check increased 5.1%. Comparable restaurants included those Company-owned restaurants that have achieved five full quarters of operations during the period presented, and such restaurants are only included in our comparable metrics if they are comparable for the entirety of both periods presented. The Company’s comparable restaurant revenue growth is calculated by comparing the same calendar weeks which, for fiscal year 2012, vary from the Company’s fiscal reporting by one week. Comparable restaurant revenues for fiscal year 2013 increased 4.0% for Company-owned restaurants compared to a year ago.

Restaurant-level operating profit margins were 21.7% in the fourth quarter of fiscal year 2013 compared to 20.6% in the fourth quarter of fiscal year 2012, an improvement of 110 basis points. The increased margins resulted primarily from the leverage of higher sales on fixed costs. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors and reconciles this metric to income from operations and net income.

Restaurant revenue performance

	Q4 2013	Q4 2012
Casual Dining Restaurants(1)
Average weekly sales per unit:
Company-owned — Total	$56,012	$54,441
Company-owned — Comparable	$56,016	$54,033
Franchised units	$53,743	$52,232
Total operating weeks(2):
Company-owned units	4,227	4,330
Franchised units	1,632	1,726

(1) Excludes Red Robin’s Burger Works fast casual restaurants.

(2) The fourth quarter of fiscal year 2013 had 12 weeks as compared to 13 weeks in the fourth quarter of fiscal year 2012.

Other Results

Depreciation and amortization costs increased slightly from $13.0 million in the fourth quarter of 2012 to $13.6 million in the fourth quarter of fiscal year 2013.

General and administrative costs were $22.8 million, an increase of $2.3 million from the fourth quarter of fiscal year 2012 due mainly to an increase in salaries and benefits related to investments in talent to support the Company’s business initiatives as well as a $1.6 million non-recurring special bonus awarded by the board.

Selling expenses were $8.0 million, or 3.3% of revenue, in the fourth quarter of fiscal year 2013, an increase from $6.4 million, or 2.7% of revenue, a year ago, primarily due to costs associated with a 15.7% increase in gift card sales.

During fiscal year 2013, the Company determined that four Company-owned restaurants were impaired. The Company recognized a non-cash pre-tax impairment charge of $1.5 million resulting from the projected future results of these restaurants.

The Company had an effective tax rate of 11.9% in the fourth quarter of fiscal year 2013, compared to a 19.3% rate in the same period a year ago. The effective tax rate for fiscal year 2013 was 21.8%, compared to 23.1% for fiscal year 2012.

Restaurant Development

As of the end of the fourth quarter of fiscal year 2013, there were 355 Company-owned Red Robin® restaurants, six Red Robin’s Burger Works® and 134 franchised Red Robin restaurants — a total of 495 restaurants. In the fourth quarter of fiscal year 2013, the Company opened ten new Red Robin restaurants and relocated one as well as opened one Red Robin’s Burger Works. During the full year 2013, the Company opened 21 new Red Robin restaurants and relocated two as well as opened one Red Robin’s Burger Works. Franchisees opened two and closed one Red Robin restaurant during 2013.

Under our brand transformation initiative, the Company remodeled 19 Red Robin restaurants to our new brand standards during 2013.

Balance Sheet and Liquidity

On December 29, 2013, the Company had cash and cash equivalents of $17.1 million and total debt of $88.7 million, including $9.3 million of capital lease liabilities.

Cash generated from operations in fiscal year 2013 totaled $113.5 million compared to $94.4 million in fiscal year 2012, and fiscal year 2013 capital investments amounted to $78.9 million compared to $60.0 million in the prior year.

During the fourth quarter, the Company repurchased 31,928 shares for a total of $2.5 million under its share repurchase authorization. In fiscal year 2013, the Company repurchased a total of 68,816 shares for a total of $5.0 million.

Outlook for 2014

Red Robin’s 2014 fiscal year consists of 52 weeks ending on December 28, 2014.

In fiscal year 2014, the Company expects comparable restaurant sales growth in the low single digits. Additionally, the Company plans to open 20 new Red Robin restaurants and five Red Robin’s Burger Works resulting in total operating week growth of between 6 and 7%.

Capital investments in fiscal year 2014 are expected to total between $85 million and $90 million. In addition to the new restaurants, the Company also plans to remodel 50 Red Robin restaurants as part of its brand transformation initiative.

Restaurant-level operating profit margins in fiscal year 2014 are expected to exceed 21.0% with increases in both commodity and labor costs.

General and administrative costs are expected to be approximately $93 million, while selling expenses are expected to be approximately 3.1% of sales. Depreciation is projected to be between $59 million and $60 million.

The income tax rate in fiscal year 2014 is expected to be approximately 26.5%.

The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal year 2014 is estimated to be $0.30 on an annualized basis. Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.07, and a change of approximately $200,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fourth quarter and fiscal year 2013 results today at 10:00 a.m. ET. The conference call number is (888) 224-1058, or for international callers (913) 312-0400. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.

To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Friday, February 21, 2014. The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 8276333. The webcast replay will also be available on the Company’s website until midnight on April 29, 2014.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the gourmet burger expert, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment. Red Robin’s award-winning burgers have earned the title of Best Burger in the full-service category in the Zagat Fast Food Survey four years in a row. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages. There currently are 496 Red Robin restaurants across the United States and Canada, including 356 company-owned Red Robin restaurants and six Red Robin’s Burger Works restaurants, and 134 Red Robin restaurants operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook and Twitter.

Forward-Looking Statements:

Forward-looking statements in this press release regarding our strategic initiatives, restaurant sales, new restaurant openings and operating weeks, capital investments including our brand transformation initiative, future economic performance, anticipated costs, expenses and other financial measures, certain statements under the heading “Outlook for 2014” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s marketing strategies, loyalty program and guest count initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion and restaurant remodeling; the cost and availability of key food products, labor and energy; the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:

Jennifer DeNick, Coyne PR

(973) 588-2000

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Twelve Weeks Ended	Thirteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Revenues:
Restaurant revenue	$237,551	$236,666	$1,000,198	$960,994
Franchise royalties, fees and other revenue	4,375	4,013	17,049	16,138
Total revenues	241,926	240,679	1,017,247	977,132

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	59,978	59,696	250,237	242,641
Labor	79,959	79,690	335,113	323,100
Other operating	28,463	30,815	123,479	125,471
Occupancy	17,595	17,758	74,079	70,971
Depreciation and amortization	13,611	13,000	58,200	55,468
General and administrative	22,796	20,462	94,276	83,716
Selling	8,007	6,416	30,002	27,082
Pre-opening costs	1,923	639	6,530	3,474
Asset impairment charge	1,517	—	1,517	—
Total costs and expenses	233,849	228,476	973,433	931,923

Income from operations	8,077	12,203	43,814	45,209

Other expense:
Interest expense, net and other	178	4,159	2,565	8,352

Income before income taxes	7,899	8,044	41,249	36,857
Provision for income taxes	940	1,552	9,010	8,526
Net income	$6,959	$6,492	$32,239	$28,331
Earnings per share:
Basic	$0.49	$0.46	$2.27	$1.97
Diluted	$0.48	$0.45	$2.22	$1.93
Weighted average shares outstanding:
Basic	14,346	14,085	14,225	14,411
Diluted	14,607	14,326	14,510	14,669

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 29, 2013	December 30, 2012

Assets:
Current Assets:
Cash and cash equivalents	$17,108	$22,440
Accounts receivable, net	22,568	16,386
Inventories	21,992	18,371
Prepaid expenses and other current assets	15,766	13,439
Income tax receivable	260	858
Deferred tax asset and other	2,952	3,010
Total current assets	80,646	74,504

Property and equipment, net	444,727	413,258
Goodwill	62,525	62,525
Intangible assets, net	36,800	37,203
Other assets, net	9,947	9,642
Total assets	$634,645	$597,132

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$19,117	$14,241
Construction related payables	14,682	4,694
Accrued payroll and payroll related liabilities	45,919	31,476
Unearned revenue	35,740	28,187
Accrued liabilities	23,628	22,901
Current portion of capital lease obligations	826	784
Total current liabilities	139,912	102,283

Deferred rent	51,985	44,801
Long-term debt	79,375	125,000
Long-term portion of capital lease obligations	8,513	9,211
Other non-current liabilities	7,457	8,918
Total liabilities	287,242	290,213

Stockholders’ Equity:
Common stock, $0.001 par value: 30,000 shares authorized; 17,851 and 17,499 shares issued; 14,350 and 13,999 shares outstanding	18	17
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 3,501 and 3,500 shares, at cost	(110,486)	(107,589)
Paid-in capital	197,145	185,974
Accumulated other comprehensive (loss) gain, net of tax	(25)	5
Retained earnings	260,751	228,512
Total stockholders’ equity	347,403	306,919
Total liabilities and stockholders’ equity	$634,645	$597,132

Schedule I

Reconciliation of Non-GAAP Results to GAAP Results

(In thousands, except percentage data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 52 weeks ended December 29, 2013 and the 13 and 53 weeks ended December 30, 2012, net income and basic and diluted earnings per share, excluding the effects of asset impairment charges in the fourth quarter of fiscal year 2013 and the refinancing of the Company’s debt in the fourth quarter of fiscal year 2012. The Company believes that the presentation of net income and earnings per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax expense related to the asset impairment charges and the loss on debt refinancing was calculated based on the change in the total tax provision calculation after adjusting for the identified items. The non- GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended	Thirteen Weeks Ended	Fifty-two Weeks Ended	Fifty-three Weeks Ended
	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012

Net income as reported	$6,959	$6,492	$32,239	$28,331
Loss on debt refinancing	—	2,919	—	2,919
Asset impairment charges	1,517	—	1,517	—
Non-recurring bonus	1,626	—	1,626	—
Income tax expense	(974)	(1,020)	(974)	(1,020)

Adjusted net income	$9,128	$8,391	$34,408	$30,230

Basic net income per share:
Net income as reported	$0.49	$0.46	$2.27	$1.97
Loss on debt refinancing	—	0.21	—	0.20
Asset impairment charges	0.11	—	0.11	—
Non-recurring special bonus	0.11	—	0.11	—
Income tax expense	(0.07)	(0.07)	(0.07)	(0.07)

Adjusted earnings per share - basic	$0.64	$0.60	$2.42	$2.10

Diluted net income per share:
Net income as reported	$0.48	$0.45	$2.22	$1.93
Loss on debt refinancing	—	0.20	—	0.20
Asset impairment charges	0.10	—	0.11	—
Non-recurring special bonus	0.11	—	0.11	—
Income tax expense	(0.07)	(0.06)	(0.07)	(0.07)

Adjusted earnings per share - diluted	$0.62	$0.59	$2.37	$2.06

Weighted average shares outstanding:
Basic	14,346	14,085	14,225	14,411
Diluted	14,607	14,326	14,510	14,669

Schedule II

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 52 weeks ended December 29, 2013 and the 13 and 53 weeks ended December 30, 2012, expressed as a percentage of total revenues, except for the components of restaurant level operating profit, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended		Thirteen Weeks Ended		Fifty-two Weeks Ended		Fifty-three Weeks Ended
	December 29, 2013		December 30, 2012		December 29, 2013		December 30, 2012
Restaurant revenues	$237,551	98.2%	$236,666	98.3%	$1,000,198	98.3%	$960,994	98.3%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	59,978	25.2%	59,696	25.2%	250,237	25.0%	242,641	25.2%
Labor	79,959	33.7%	79,690	33.7%	335,113	33.5%	323,100	33.6%
Other operating	28,463	12.0%	30,815	13.0%	123,479	12.3%	125,471	13.1%
Occupancy	17,595	7.4%	17,758	7.5%	74,079	7.4%	70,971	7.4%
Restaurant-level operating profit	51,556	21.7%	48,707	20.6%	217,290	21.7%	198,811	20.7%

Add — Franchise royalties, fees and other revenue	4,375	1.8%	4,013	1.7%	17,049	1.7%	16,138	1.7%
Deduct — other operating:
Depreciation and amortization	13,611	5.6%	13,000	5.4%	58,200	5.7%	55,468	5.7%
General and administrative	22,796	9.4%	20,462	8.5%	94,276	9.3%	83,716	8.6%
Selling	8,007	3.3%	6,416	2.7%	30,002	2.9%	27,082	2.8%
Pre-opening costs	1,923	0.8%	639	0.3%	6,530	0.6%	3,474	0.4%
Asset impairment charge	1,517	0.6%	—	0.0%	1,517	0.1%	—	0.0%
Total other operating	47,854	19.8%	40,517	16.8%	190,525	18.7%	169,740	17.4%

Income from operations	8,077	3.3%	12,203	5.1%	43,814	4.3%	45,209	4.6%

Interest expense, net and other	178	0.1%	4,159	1.7%	2,565	0.3%	8,352	0.9%
Income tax expense	940	0.4%	1,552	0.6%	9,010	0.9%	8,526	0.9%
Total other	1,118	0.5%	5,711	2.4%	11,575	1.1%	16,878	1.7%

Net income	$6,959	2.9%	$6,492	2.7%	$32,239	3.2%	$28,331	2.9%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant level operating profit are expressed as a percentage of restaurant revenues and not total revenues.